Exhibit 99.1

Company Contact:             Investor Relations Contact:     Media Contact:
Ultralife Batteries, Inc.    Lippert/Heilshorn               Lippert/Heilshorn
                             & Associates, Inc.              & Associates, Inc.
Peter Comerford              Jody Burfening                  Chenoa Taitt
(315) 332-7100               (212) 838-3777                  (212) 201-6635
pcomerford@ulbi.com          jburfening@lhai.com             ctaitt@lhai.com


Ultralife Batteries, Inc. Receives $2.7 Million in Orders for Military Batteries

      Newark, New York - (June 12, 2003) - Ultralife Batteries, Inc. (NASDAQ:
ULBI) today announced orders valued at approximately $2.7 million from two of its U.S. battery distributors for its BA-5390/U lithium military battery. Shipments have begun and are expected to be completed by August.

      Nancy Naigle, Ultralife's vice president of sales & marketing, said, "Our distributor business has been expanding rapidly and we are pleased to be able to supply our key distributors with this popular battery for sale to military installations in their territories. We anticipate continued growth in this sales channel."

      John Kavazanjian, Ultralife's president and chief executive officer, said, "These orders further enhance our penetration into an important distribution market that serves military bases throughout the U.S. and further solidifies the market demand for our products."

      The BA-5390/U is a lithium/manganese dioxide primary (non-rechargeable) battery with 50 percent more energy than the alternative lithium/sulfur dioxide BA-5590/U battery; the most widely used military battery in the U.S. Armed Forces. The BA-5390/U is widely used to power more than 70 military applications, such as the AN/PRC-119 SINCGARS (Single Channel Ground and Airborne Radio System) and the Javelin Medium Anti-Tank Missile Control Launch Unit. The BA-5390/U provides soldiers with the latest and best battery technology in a cost effective manner. More energy in each battery provides longer mission time with fewer batteries for soldiers to carry, and fewer batteries to ship and dispose of, all of which reduce cost to military organizations.

      About Ultralife Batteries, Inc.

      Ultralife is a leading developer, manufacturer, and marketer of customized and standard lithium primary, lithium ion and lithium polymer rechargeable batteries. Ultralife manufactures high-energy batteries utilizing advanced lithium technology. Our Primary (non-rechargeable), lithium ion and lithium polymer rechargeable batteries are used in military, industrial and consumer portable electronic products. OEM and retail customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack, and the national defense agencies of the United States, United Kingdom and Germany.

      This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

      Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.

      Ultralife(R) is a registered trademark Ultralife Batteries, Inc.

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